As filed with the Securities and Exchange Commission on April 8, 2014

Registration No. 333-177562

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CapitalSource Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2206895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

633 West 5th Street, 33rd Floor Los Angeles, CA	90071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (213) 443-7700

Kori L. Ogrosky
PacWest Bancorp
5404 Wisconsin Avenue, 2nd Floor
Chevy Chase, MD 20815
(301) 841-2700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Automatic Shelf Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-177562, of CapitalSource Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on October 27, 2011. The Registration Statement registered an indeterminate principal amount of the Company’s debt securities, an indeterminate number of shares of the Company’s preferred stock, par value $0.01 per share, an indeterminate number of the shares of the Company’s common stock, par value $0.01 per share, an indeterminate number of warrants of the Company, an indeterminate number of purchase contracts, an indeterminate number of depositary shares representing preferred stock and an indeterminate number of units (collectively, the “Securities”).

On April 7, 2014, pursuant to the Agreement and Plan of Merger, dated as of July 22, 2013, as amended, by and between the Company and PacWest Bancorp, a Delaware corporation (“PacWest”), the Company merged with and into PacWest (the “Merger”), with PacWest continuing as the surviving corporation and as the successor in interest to the Company following the Merger.

As a result of the Merger, the offering of the Securities pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Securities which remain unsold at the termination of the offering, the Company hereby files this Amendment to remove from registration all of the Securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chevy Chase, State of Maryland, on April 8, 2014.

PACWEST BANCORP (as successor by merger to CapitalSource Inc.)

By:	/s/ Kori L. Ogrosky
	Name:	Kori L. Ogrosky
	Title:	Executive Vice President, General Counsel &
Corporate Secretary

Note:  No other person is required to sign this post-effective amendment to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.